Exhibit 99.1

Contacts:	Jack Lief	E. Blair Schoeb
	President and CEO	WeissComm Partners
Media Relations
	David Walsey	760.365-1857
Director, Corporate Communications

Arena Pharmaceuticals, Inc.
858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces Fourth Quarter and Full Year 2006 Financial Results

San Diego, CA, February 21, 2007 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the fourth quarter and full year ended December 31, 2006.

Total revenues in the fourth quarter of 2006 were $4.7 million, compared to $5.9 million in the fourth quarter of 2005. Total revenues in the full year ended December 31, 2006 were $30.6 million, compared to $23.2 million in the full year ended December 31, 2005. Arena reported a net loss allocable to common stockholders in the fourth quarter of 2006 of $36.4 million, or $0.76 per share, and a net loss allocable to common stockholders in the full year ended December 31, 2006 of $88.3 million, or $1.89 per share. This compares with a net loss allocable to common stockholders in the fourth quarter of 2005 of $19.6 million, or $0.55 per share, and a net loss allocable to common stockholders in the full year ended December 31, 2005 of $77.1 million, or $2.24 per share.

“With the initiation of our Phase 3 program evaluating lorcaserin for the treatment of obesity, the completion of two financings resulting in net proceeds of about $334 million, and our continued efforts to build and advance our pipeline, 2006 was a positive year for Arena,” stated Jack Lief, Arena’s President and Chief Executive Officer. “In 2007, as we execute on our long-term vision and strategic outlook, we will continue working to build value for our stockholders by advancing our broad pipeline of novel compounds, both independently and with our partners.”

Research and development expenses totaled $38.1 million in the fourth quarter of 2006, compared to $20.8 million in the fourth quarter of 2005. Research and development expenses totaled $103.4 million in the full year ended December 31, 2006, compared to $79.7 million in the full year ended December 31, 2005. The increase in research and development expenses in 2006 as compared to 2005 is primarily attributable to clinical development costs for Arena’s Phase 3 program for lorcaserin, its drug candidate for the treatment of obesity, as well as an increase in the number of research and development personnel. Research and development expenses in the full year ended December 31, 2006 included $2.9 million in non-cash, stock-based compensation expense. General and administrative expenses totaled $5.2 million in the four quarter of 2006, compared to $4.7 million in the fourth quarter of 2005. General and administrative expenses totaled $18.5 million in the full year ended December 31, 2006, compared to $13.1 million in the full year ended December 31, 2005. The increase in general and administrative expenses in 2006 as compared to 2005 is primarily attributable to costs related to Arena’s growing and maturing patent portfolio, as well as an increase in general and administrative personnel and non-cash, stock-based compensation expense. Total patent costs, including patent costs related to partnered programs, were $4.5 million in the full year ended December 31, 2006, compared to $2.9 million in the full year ended December 31, 2005. To the extent Arena’s collaborators are obligated to reimburse Arena for such costs, the reimbursements are classified as revenues. Arena recorded $2.1 million in patent reimbursement costs from its collaborators in the full year ended December 31, 2006. General and administrative expenses in the full year ended December 31, 2006 also included $2.1 million in non-cash, stock-based compensation expense.

Cash, cash equivalents and short-term investments totaled $388.8 million at December 31, 2006. Approximately 60.8 million shares of common stock were outstanding at December 31, 2006.

Arena’s 2006 Highlights

•                  Ortho-McNeil Pharmaceutical, Inc. exercised its option to extend the research term of its partnership with Arena for one additional year to develop compounds targeting the Glucose-Dependent Insulinotropic Receptor, or GDIR. The GDIR is a novel receptor discovered by Arena that has the potential to stimulate insulin production in response to increases in blood glucose. By extending the research term for an additional year, Ortho-McNeil committed to provide additional research funding to Arena in the amount of $2.4 million.

•                  MK-0354, a drug candidate being evaluated under Arena’s partnership with Merck & Co., Inc. to develop niacin receptor agonists for the treatment of atherosclerosis and other disorders, completed a Phase 2 clinical trial. The start of the Phase 2 trial triggered a $4 million milestone payment to Arena. Merck subsequently discontinued development of MK-0354 for atherosclerosis, but preclinical studies are being conducted to explore continued development of MK-0354 for another indication. In addition, development of other niacin receptor agonists for the treatment of atherosclerosis and related disorders is continuing, including backup compounds to MK-0354.

•                  Initiated BLOOM (Behavioral modification and Lorcaserin for Overweight and Obesity Management), the first of three planned Phase 3 pivotal trials evaluating the efficacy and safety of lorcaserin for the treatment of obesity. BLOOM is a double-blinded, randomized, and placebo-controlled trial that enrolled 3,182 obese patients in about 100 centers in the United States. Lorcaserin is orally administered and is a selective 5-HT2C serotonin receptor agonist that was internally discovered by Arena.

•                  Favorable results from Phase 1 clinical studies of APD125, a novel insomnia compound, were presented at the 20th Anniversary Meeting of the Associated Professional Sleep Societies in Salt Lake City, UT. Phase 1 results demonstrated in normal healthy volunteers an excellent tolerability profile and significantly improved sleep parameters that are associated with better sleep maintenance, including number of awakenings and slow wave sleep, with no next-day impairment of psychomotor skills or memory.

•                  Positive Phase 2b clinical trial results of lorcaserin for the treatment of obesity were presented in an oral presentation at the 66th Annual Scientific Sessions of the American Diabetes Association in Washington, DC. When compared to placebo, patients treated with lorcaserin experienced a highly statistically significant average weight loss and reductions in other physical measures, including body mass index and waist and hip circumference. Trends or improvements were seen in fasting glucose and most lipid measures despite normal mean baseline values and the relatively short study duration.

•                  The United States Adopted Names Council approved the nonproprietary name lorcaserin hydrochloride for Arena’s selective
5-HT2C serotonin receptor agonist under investigation for the treatment of obesity, formerly referred to by Arena as APD356.

•                  Reported from the chronic twelve and six-month preclinical toxicology studies of lorcaserin the absence of any apparent drug effect on heart valves or pulmonary vasculature. Arena also announced results from a Thorough Electrocardiogram Study of lorcaserin in 244 volunteers. This study was conducted to evaluate cardiovascular safety of orally administered lorcaserin at doses of 15 mg once daily and supra-therapeutic 40 mg once daily over seven consecutive days. Top-line results demonstrated that treatment with lorcaserin showed no signal of any ECG effects at projected peak blood levels 2 ½ times higher than anticipated in the pivotal trials.

•                  Initiated a Phase 1 clinical trial of APD668, a novel, orally administered drug candidate discovered by Arena and being developed in collaboration with Ortho-McNeil for the treatment of type 2 diabetes. The initiation of the Phase 1 trial triggered a $5 million milestone payment to Arena under its collaboration with Ortho-McNeil to develop compounds targeting the GDIR.

•                  Promoted Robert E. Hoffman to Chief Financial Officer. Mr. Hoffman also serves as Arena’s Vice President, Finance, and has been an Arena employee since 1997.

•                  Financing highlights in 2006 included completing two follow-on stock offerings resulting in net proceeds to Arena of approximately $334 million.

Arena’s 2007 Highlights to Date

•                  The FDA has recently allowed Arena to proceed with its planned Phase 2 clinical trial of APD125, a novel compound intended for the treatment of insomnia. The trial is expected to enroll approximately 100 patients with chronic insomnia in a three-way crossover, dose-ranging study.

•                  Completed the enrollment of 3,182 patients in the BLOOM trial, the first of three planned Phase 3 pivotal trials evaluating the efficacy and safety of lorcaserin for the treatment of obesity.

Outlook for 2007

Arena expects that revenues from existing collaborations will total approximately $18 to $20 million for 2007, which excludes potential milestones from existing collaborations that may be achieved in 2007.

Arena expects to use cash, cash equivalents and short-term investments of approximately $155 to $165 million for its operating activities in 2007 and approximately $14 to $16 million for capital expenditures. This assumes that Arena, and not a partner, will continue to advance and fund its planned 2007 clinical trials for lorcaserin, APD125, Arena’s drug candidate intended for the treatment of insomnia, and APD791, Arena’s drug candidate intended for the treatment and the prevention of arterial thromboembolic diseases such as acute coronary syndrome. It also assumes continued progress with Arena’s earlier stage programs. Arena expects to end 2007 with approximately $211 to $223 million in cash, cash equivalents and short-term investments. If Arena partners any of its later stage programs, it would expect that its cash, cash equivalents and short-term investments would be higher.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the fourth quarter and full year 2006 financial results and to provide 2007 financial guidance and a corporate update today, Wednesday February 21, 2007, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 866.543.6411 for domestic callers and 617.213.8900 for international callers. Please specify to the operator that you would like to join the “Arena Fourth

Quarter 2006 Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is currently scheduled to present at the following investment and industry conferences through April 2007:

•                  Susquehanna International Group’s SIGnificant Investment Options in Healthcare Conference, March 1, 2007, New York, New York

•                  Cowen 27th Annual Healthcare Conference, March 12-15, 2007, Boston, Massachusetts

•                  Lehman Brothers Tenth Annual Global Healthcare Conference, March 19-21, 2007, Miami, Florida

•                  Future Leaders in the Biotech Industry Investment Conference, March 29, 2007, New York, New York

•                  CIBC Annual Biotechnology & Specialty Pharmaceuticals Conference, April 11-12, 2007, New York, New York

•                  Fortis 7th Annual Biotechnology Conference, April 25, 2007, London, England

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory, and metabolic diseases. Arena’s most advanced product candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for the treatment of obesity. Arena’s broad pipeline of novel compounds targeting G protein-coupled receptors, an important class of validated drug targets, includes compounds being evaluated independently and with its partners, Merck & Co., Inc. and Ortho-McNeil Pharmaceutical, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the expected 2007 events and activities, the timing, protocol, design, scope and other aspects of current and planned clinical trials and other studies of Arena’s product candidates and compounds, including lorcaserin, APD125 and APD791, the timing of the reporting of results from such trials and studies, the tolerability, side effects, efficacy and potential of Arena’s product candidates and compounds, the advancement and content of Arena’s pipeline, Arena’s collaborations with Ortho-McNeil and Merck, including expected activities thereunder, financial guidance, and other statements about Arena’s vision, outlook, strategy, preclinical and internal and partnered clinical programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, Arena’s planned clinical trials may not proceed at the time Arena expects or at all, the results of preclinical studies or clinical trials may not be predictive of future results, Arena’s ability to partner lorcaserin, APD125, APD791 or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(Note)
Revenues
Total revenues	$4,699	$5,876	$30,569	$23,233

Expenses
Research and development	38,095	20,787	103,388	79,710
General and administrative	5,228	4,723	18,466	13,122
Amortization of acquired technology	384	384	1,537	1,537
Total expenses	43,707	25,894	123,391	94,369
Interest and other income, net	3,119	948	6,574	3,235
Net loss	(35,889)	(19,070)	(86,248)	(67,901)
Dividends on redeemable convertible preferred stock	(520)	(500)	(2,031)	(1,813)
Accretion of discount on redeemable convertible preferred stock	—	—	—	(7,372)
Net loss allocable to common stockholders	$(36,409)	$(19,570)	$(88,279)	$(77,086)

Net loss per share allocable to common stockholders, basic and diluted	$(0.76)	$(0.55)	$(1.89)	$(2.24)

Shares used in calculating net loss per share allocable to common stockholders, basic and diluted	48,058	35,321	46,751	34,378

Note: The Condensed Consolidated Statements of Operations has been derived from the audited financial statements for the periods indicated.

Condensed Consolidated Balance Sheet Data

(In thousands)

	December 31,	December 31,
	2006	2005
	(Note)
Assets
Cash, cash equivalents and short-term investments	$388,825	$127,939
Accounts receivable	310	848
Other current assets	10,551	5,721
Land, property and equipment, net	56,500	49,639
Acquired technology, investments and other assets	12,279	13,982
Total assets	$468,465	$198,129
Liabilities and Stockholders’ Equity
Deferred revenues	$13,054	$24,144
Other liabilities	37,488	24,668
Redeemable convertible preferred stock	51,808	49,777
Stockholders’ equity	366,115	99,540
Total liabilities and stockholders’ equity	$468,465	$198,129

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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